 Exhibit (a)(1)(C)
Offer to Purchase
All Outstanding Shares of Common Stock
of
MERSANA THERAPEUTICS, INC.
at
$25.00 per share, net in cash, without interest plus one non-tradable contingent value right per share representing the right to receive certain contingent payments of up to an aggregate amount of $30.25 per each contingent value right in cash on the achievement of specified milestones on or prior to the applicable milestone outside dates
Pursuant to the Offer to Purchase dated December 5, 2025
by
EMERALD MERGER SUB, INC.
a direct wholly owned subsidiary
of
DAY ONE BIOPHARMACEUTICALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON JANUARY 5, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
December 5, 2025
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Emerald Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a direct wholly owned subsidiary of Day One Biopharmaceuticals, Inc., a Delaware corporation (“Day One”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Mersana Therapeutics, Inc., a Delaware corporation (“Mersana”), at a purchase price of (i) $25.00 per Share (the “Upfront Cash Consideration”), net to the stockholder in cash, without interest and less any applicable tax withholding, plus (ii) one non-tradable contingent value right (each, a “CVR”) per Share, representing the right to receive certain contingent payments of up to an aggregate amount of $30.25 per CVR in cash, without interest, less any applicable tax withholding, upon the achievement of certain specified milestones on or prior to the applicable milestone outside dates in accordance with the terms and conditions set forth in the Contingent Value Rights Agreement (the “CVR Agreement”), to be entered into with a rights agent mutually agreeable to Day One and Mersana (the Upfront Cash Consideration plus the CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase by Purchaser, dated December 5, 2025 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
The Offer and the Merger (as defined below) are not subject to any financing condition. The conditions to the Offer are described in Section 15 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Purchase;

2.
The Letter of Transmittal (including Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.
Mersana’s Solicitation/Recommendation Statement on Schedule 14D-9.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute past 11:59 P.M., Eastern Time, on January 5, 2026 (the “Expiration Date”), unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement (as defined below), in which case the term “Expiration Date” means such subsequent time on such subsequent date. Purchaser is not providing for guaranteed delivery procedures. Therefore, Mersana stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depositary Trust Company (“DTC”), which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday.
The Offer is being made pursuant to an Agreement and Plan of Merger, dated November 12, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Mersana, Day One and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Mersana pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Mersana continuing as the surviving corporation and becoming a wholly owned subsidiary of Day One (the “Merger”).
The board of directors of Mersana unanimously (i) determined that the Merger Agreement and all of the transactions contemplated by the Merger Agreement, the CVR Agreement and the tender and support agreements with certain stockholders of Mersana, including the Offer and the Merger (collectively, the “Transactions”) are advisable and fair to, and in the best interests of, Mersana and its stockholders; (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by Mersana of the Merger Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby; and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
For Shares to be properly tendered to the Purchaser pursuant to the Offer, Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), must be in timely receipt of (i) to the extent the Shares are not already held with the Depositary, the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Date. Neither Day One nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary will not be obligated to pay stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer, except as otherwise provided in Section 6 of the Letter of Transmittal.
Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov.
Very truly yours,
GEORGESON LLC

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent, the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
Georgeson LLC
51 West 52nd Street, 6th Floor
New York, NY 10019
Shareholders, Banks and Brokers Toll Free: (866) 486-4981
Email: mersana@georgeson.com